Exhibit 10.1

ICO Global Communications (Holdings) Limited
11700 Plaza America Drive, Suite 1010
Reston, VA 20190

December 18, 2008

Dennis Schmitt,
22532 NE 98th Place
Redmond, WA  98053

Re:   Separation Agreement

Dear Dennis:

This letter sets forth the substance of the separation agreement (the “Agreement”) which ICO Global Communications (Holdings) Limited (together with its affiliates, the “Company”) is offering to you to aid in your employment transition.

1.   Separation. Your last day of work with the Company and your employment termination date will be December 31, 2008 (the “Separation Date”). The Executive Employment Agreement between you and the Company dated July 22, 2002 (“Executive Employment Agreement”) will be terminated as of the Separation Date in all respects except for Title V (Restrictive Covenant) and Title VI (General Provisions).  The payments and other benefits under this Agreement and the Consulting Agreement are in lieu of any payments and other benefits to which you would be eligible for under the Executive Employment Agreement or any other arrangement between you and the Company.

2.   Accrued Salary and Vacation. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date and previously unpaid, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3. Severance Payment. On the next regular payroll date following the Separation Date, the Company will make a one-time severance payment to you of $47,802, subject to standard payroll deductions and withholdings.

4.   Consulting Agreement. If you execute and deliver to the Company this Agreement, resign from your director positions with the Company’s subsidiaries effective March 31, 2009, or earlier if requested by the Company, and execute the Consulting Agreement attached hereto as Exhibit A (“Consulting Agreement”), then the Company will cause ICO Satellite Services G.P. to execute the Consulting Agreement pursuant to which you will be eligible to provide consulting services to ICO Satellite Services G.P. following the Separation Date.

5.   Director Positions. To the extent you remain a director for any of the Company’s subsidiaries after March 31, 2009 (either at the Company’s request or because your resignation has not become legally effective for any reason), you will be entitled to a payment of $2,000 per month, payable on the first day of each month beginning on April 1, 2009 for which you remain a director.  The Company agrees to include you under its D&O policy for so long as you serve as a director of any of the Company’s subsidiaries.

6.   Benefit Plans. If you are currently participating in the Company’s group health insurance plans, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies (“Permissible Participation”), you will be eligible to continue your group health insurance benefits at your own expense.  However, if you and the Company execute the Consulting Agreement, the Company will pay for your Permissible Participation in the Company’s group health insurance plans during the term of the Consulting Agreement (and these payments may result in taxable income to you).  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. The Company contribution to your 401(k) Plan and any contributions by you will end with your paycheck for the December 31, 2008 pay period. You will receive information by mail concerning 401(k) plan rollover procedures. All participation to any other Company plans will also cease as of the Separation Date.

7.   Stock Options and Restricted Stock Awards. Vesting of awards granted to you under the Company’s stock plan, including but not limited to stock options and restricted stock awards, for your service as an employee (“Awards”) will cease as of the Separation Date, unless you and the Company execute the Consulting Agreement, in which case vesting of the Awards shall continue pursuant to the terms of the Consulting Agreement.

8.   Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, except for that provided under the Consulting Agreement.

9.   Expense Reimbursements. You agree that, within fifteen (15) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

10.   Return of Company Property. Unless you and the Company execute the Consulting Agreement, you agree to return to the Company by the Separation Date all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (excluding your computer equipment, once all Company owned software and Company related data has been removed), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  If you do execute the Consulting Agreement, you agree to return all Company documents and property immediately upon the termination of the Consulting Agreement by either you or the Company for any reason.

11.   Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Executive Employment Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.

12.   Nondisparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

13.   Release. In exchange for the Company’s agreement to enter into the Consulting Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including but not limited to any claims relating to severance or any other benefit provided under the Executive Employment Agreement; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to:; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Virginia Human Rights Act; the Virginians with Disabilities Act;. the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•
has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible,  and have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time  to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.

14.   No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

15.   Non-Solicitation. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company: (a) solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company.; or (b) hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact.

16.   Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of paragraphs 10, 11, 12 and 15 of this Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

17.   Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington, without regard to choice of law principles.  The Company and you agree that each has had the opportunity to seek legal counsel and tax advice regarding this Agreement and the Consulting Agreement, and neither is relying on the other for legal or tax advice.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By: /s/ Michael Corkery
Michael Corkery
Executive Vice President, Chief Financial Officer

AGREED TO AND ACCEPTED:

By: /s/ Dennis Schmitt
Dennis Schmitt

EXHIBIT A TO SEPARATION AGREEMENT

CONSULTING AGREEMENT

This Consulting Agreement is made and entered into effective as of January 1, 2009 (“Effective Date”), by and between ICO Satellite Services G.P., of 11700 Plaza America Drive, Suite 1010, Reston VA 20190, USA (together with its affiliates, “ICO”) and Dennis Schmitt, 22532 NE 98th Place, Redmond, WA  98053 ("Consultant").

In consideration of the mutual covenants set forth below, the parties hereby agree as follows:

1. Engagement of Services and Statement of Work

Pursuant to the provisions of this Consulting Agreement, Consultant is hereby retained by ICO to perform services for ICO. Consultant shall provide the services set forth in Appendix 1, Statement of Work and Procedures (“Statement of Work”), and others services reasonably requested by ICO’s Executive Vice President and Chief Financial Officer (“CFO”) (“Services”). A Statement of Work can only be amended in a writing signed by the parties. Consultant shall follow the procedures in the Statement of Work in performing all Services. Consultant shall not perform any services for the Company other than Services and shall communicate with third parties only as reasonably necessary to perform the Services.

2. Contact and Key Personnel

Consultant’s contact person at ICO shall be ICO’s CFO. Consultant may not retain third parties to carry out any of its obligations hereunder unless Consultant obtains ICO’s prior written consent, which shall be determined in ICO’s sole discretion.

3. Compensation

(a) In consideration for Consultant’s performance of the Services, ICO agrees to compensate Consultant as follows:

i.           ICO shall pay Consultant a base consulting fee of $20,323 per month. Consultant agrees that he will commit the time necessary to perform the services.  Travel time, as requested and/or approved in advance by ICO, shall be included in such time.
ii.           Coincident with the Company paying employee bonuses for the 2008 fiscal year but no later than February 15, 2009, a lump sum equal to $48,776 will be paid to consultant.

(b) Consultant shall continue to vest in his stock options and restricted stock (“Awards”) pursuant to the terms of those Awards as long as he remains a service provider under this Consulting Agreement.  Following the date of termination of this Consulting Agreement under Section 8(a), subject to the approval of the Company’s Compensation Committee, Consultant shall have a period up to one year to exercise any stock options that have vested.

(c) In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense; however, ICO shall reimburse Consultant for reasonable telecommunications and travel expenses incurred by the Consultant in the course of performing services under this Consulting Agreement; provided, however, that ICO shall not be obligated hereunder unless (i) ICO has agreed in advance to reimburse such costs and, (ii) Consultant provides ICO with appropriate receipts or other relevant documentation for all such costs as part of any submission for reimbursement in accordance with ICO’s standard policies.

4. Billing and Payments

Consultant will submit invoices by e-mail to ICO monthly for the Services for the previous month. Payment for the Services is due and payable within fifteen (15) days of ICO’s receipt of an invoice. Payment will be by check drawn against a U.S. bank account. Late payments beyond this fifteen (15) day period will be subject to a monthly finance charge of 1% of the amount outstanding.

5. Independent Contractor

(a) Consultant acknowledges and agrees that he is an independent contractor and that neither he nor any of his employees or sub-contractors (if any) is entitled to participate in any of ICO's benefit plans, including, without limitation: vacation, disability, life insurance, attendance bonuses, pre-retirement leave, pension and annuity, 401(k), and accidental death and dismemberment, health or related benefits. In addition, Consultant (and Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of ICO’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by ICO to its employees.

(b) Consultant represents that: (i) to the extent necessary for Consultant to perform under this Consulting Agreement, he is and will continue to be for the term of this Consulting Agreement in compliance with all applicable federal, state, and local laws, ordinances, and regulations; (ii) he can enter into this Consulting Agreement without violating any contractual, professional, or other legal obligations he may have; (iii) ICO shall not be liable for the payment of any salaries, income tax withholding, social security tax withholding, workers’ compensation insurance or disability insurance premiums, benefits, or other appearances of direct employment for Consultant; and (iv) Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Consulting Agreement.

(c) Consultant agrees and warrants, as an independent contractor, to perform the Services with all reasonable skill, care and diligence on a best efforts basis in a timely manner, provided that such “best efforts” shall not require performance to a commercially unreasonable standard.

(d) Consultant is not authorized to represent that he is an agent, employee, or legal representative of ICO. Consultant is not authorized to make any representation, contract, or commitment on behalf of ICO or incur any liabilities or obligations of any kind in the name of or on behalf of ICO.

6. Confidentiality

Consultant shall keep ICO’s information confidential according to the terms of the ICO Intellectual Property Agreement between the parties dated January 1, 2009 (the “Intellectual Property Agreement “), which shall remain in full force and effect while Consultant is performing services under this Consulting Agreement.  Nothing in this Consulting Agreement shall modify or abrogate the terms of the Intellectual Property Agreement and any post termination restrictions in the Intellectual Property Agreement shall run from the date consultant ceases to perform services under this Consulting Agreement.

7. No Conflict of Interest or Improper Use of Materials

(a) Consultant represents and warrants that he will not use in the performance of the Services any materials, documents or information for which Consultant owes a continued duty of confidentiality.

(b) During the term of this Consulting Agreement (but in any event through March 31, 2009), unless written permission is given by ICO, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by ICO nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Consulting Agreement. Consultant represents and warrants that he is not working with any client on any activities or interests that conflict or may conflict with the interests of ICO. If approached by a potential client, Consultant shall disclose this information to ICO and agrees to seek ICO’s specific written agreement to Consultant’s representation of such third party. ICO may withhold such agreement at its sole discretion.

8. Term and Termination

(a) Unless previously terminated as set forth below, this Consulting Agreement shall terminate on March 31, 2009. Either party may terminate this Consulting Agreement in the event of a material breach by the other party if such breach continues uncured for a period of fifteen (15) days after written notice of such breach. Upon any such termination, the parties shall remain subject to Sections 3(a) and (b) hereof through the date such termination becomes effective, and in addition, ICO shall remain obligated to reimburse Consultant for expenses incurred pursuant to Section 3(c) through the date of termination, and shall promptly reimburse Consultant upon being invoiced.

(b) Upon any termination or expiration of this Consulting Agreement, Consultant (i) shall immediately discontinue all use of ICO’s confidential information delivered under this Consulting Agreement; (ii) shall delete any such ICO confidential information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to ICO or, at ICO’s option, destroy, all copies of such confidential information then in Consultant’s possession.

(c) The following provisions shall survive despite any termination of this Consulting Agreement: 6, 7, 8, 9, 10, 11, 13, 14, 15 and 16.

9. Assignment

The rights and liabilities of the parties shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be. Because ICO has specifically contracted for the services of Consultant, Consultant may not assign or delegate Consultant's obligations under this Consulting Agreement either in whole or in part without the prior written consent of ICO.

10. Governing Law, Severability

This Consulting Agreement shall be governed by and construed according to the laws of the State of Washington, excluding its choice of law provisions. If any provision of this Consulting Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Consulting Agreement shall continue in full force and effect.

11. Arbitration

Any dispute arising under or related to this Consulting Agreement shall be resolved by binding arbitration under the Commercial Arbitration Rules and administration of the American Arbitration Association (“AAA”) before one (1) arbitrator jointly selected by the parties or, if the parties are unable to agree, appointed under the AAA rules. Such arbitration shall take place in Washington, DC or Reston, VA, unless otherwise agreed in writing. The arbitration award shall be final and binding upon the parties and judgment may be entered upon the application of either party by the court having the jurisdiction. Each party shall bear the cost of preparing and presenting its case, and the cost of the arbitration (including fees and expenses of the arbitrators) shall be shared equally by the parties unless the award otherwise provides.

12. Notices

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified in this Consulting Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or, if sent by overnight courier, one (1) day after the sending, or, if sent by certified or registered mail, three (3) days after the date of mailing.

13. Limitation of Damages

EXCEPT AS PROVIDED IN SECTIONS 6, 14 AND 15, (A) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. AND (B) EITHER PARTY’S SOLE LIABILITY TO THE OTHER PARTY, IF ANY, SHALL IN NO EVENT EXCEED THE FEES PAID BY ICO UNDER THIS CONSULTING AGREEMENT.

14.   Indemnification

Each party shall indemnify and hold harmless the other party (including for reasonable attorneys’ fees and costs) from any and all losses, claims, damages and liability, including reasonable attorneys’ fees and costs, for any third-party claims arising out of the indemnifying party’s breach of this Consulting Agreement, misconduct or negligence.

15.   Intellectual Property

(a) Consultant hereby irrevocably grants to ICO all right, title and interest in document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Consulting Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of ICO. Consultant will immediately disclose to ICO all Work Product. Any copyrighted works created by Consultant under this Consulting Agreement shall be considered “works for hire.” Consultant agrees to take any steps reasonably necessary to protect ICO’s rights, including without limitation executing any documents necessary or desirable for doing so. If Consultant does not execute such documents within a reasonable time, Consultant hereby irrevocably appoints ICO as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest.

(b) Consultant represents and warrants that, to his knowledge, no aspect of the Services will infringe the intellectual property rights of any third party.

16. Complete Understanding; Modification

This Consulting Agreement, including all other documents mentioned herein, constitutes the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Consulting Agreement shall be effective only if in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

ICO Satellite Services G.P.	Dennis Schmitt
/s/ Michael Corkery	/s/ Dennis Schmitt
By: By: ICO Services Limited, a partner	By: Dennis Schmitt
By: ICO North America, Inc., its parent
By: Michael Corkery
Chief Financial Officer

APPENDIX 1 TO CONSULTING AGREEMENT

Statement of Work and Procedures
1.	Consultant shall, prior to March 10, 2009, provide all support as requested by the CFO and Controller to assist with the preparation of the Company’s 2008 Form 10K.

2.	Consultant shall, prior to March 31, 2009, effect a full transition of all responsibilities and work product related to the Company’s international activities including but not limited to:

-all financial schedules prepared in support of statutory audit, tax filings or other financial analysis
-all memorandums, schedules or other data supporting accounting or tax positions or treatments established by the Company up through the termination date of this Consulting Agreement
-any data related to financial recordkeeping or accounting related to the Company’s international activities
-any contact information for individuals who have provided, do provide or will provide support or services to the Company related to its international activities
-any other information or data that is relevant to the Company’s international activities up through the termination date of this Consulting Agreement.

3.	Consultant shall, prior to March 31, 2009, effect a full transition of all responsibilities and work product related to the Oracle financial platform.

4.	Consultant shall, prior to March 31, 2009, effect a full transition of all responsibilities and work product related to the Company’s U.S. tax filings.

5.
Consultant shall, prior to March 31, 2009, effect a full transition of all responsibilities and work product related any other areas as determined by the CFO during the term of this Consulting Agreement.